CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FIRST QUARTER 2019 RESULTS
Delivers Sales and Earnings Growth; Reaffirms Previously Provided Guidance
BLOOMFIELD HILLS, Michigan, April 30, 2019 - TriMas (NASDAQ: TRS) today announced financial results for the quarter ended March 31, 2019.
TriMas Highlights

•	Increased net sales by 1.9% to $221.3 million, with sales increases in all segments

•	Achieved operating profit of $25.9 million, while adjusted operating profit(1) increased by 1.2% to $28.4 million

•	Achieved net income of $19.1 million, while adjusted net income(1) increased by 10.9% to $21.1 million

•	Achieved diluted EPS of $0.42, while adjusted diluted EPS(1) increased by 12.2% to $0.46

•	Ended the first quarter with $84.4 million of cash on hand, $369.3 million of cash and aggregate availability under its revolving credit facility, and a leverage ratio of 1.4x

•
Acquired Taplast S.p.A., a designer and manufacturer of dispensers, closures and containers for the beauty and personal care, household, and food and beverage packaging end markets in Europe and North America, with approximately $32 million in annual net sales

First Quarter 2019
TriMas reported first quarter net sales of $221.3 million, an increase of 1.9% compared to $217.1 million in first quarter 2018, as organic and acquisition-related sales growth was partially offset by the unfavorable impact of currency exchange. The Company reported operating profit of $25.9 million in first quarter 2019 compared to $35.2 million in first quarter 2018, as first quarter 2018 was favorably impacted by an $8.2 million non-cash reversal of a legacy related party liability that did not repeat in first quarter of 2019. Adjusting for Special Items(1), first quarter 2019 adjusted operating profit was $28.4 million, an increase of 1.2% compared to the prior year period.
The Company reported first quarter 2019 net income of $19.1 million, or $0.42 per diluted share, compared to net income of $24.3 million, or $0.53 per diluted share, in first quarter 2018. First quarter 2019 adjusted net income(1) was $21.1 million, or $0.46 per diluted share, an increase of 10.9% compared to $19.0 million, or $0.41 per diluted share, in the prior year period, aided in part by a lower effective tax rate in the quarter.
"We are pleased to begin 2019 with another quarter of solid performance, in line with our expectations, and we achieved adjusted earnings per share growth of 12.2% compared to the prior year," said Thomas Amato, TriMas President and Chief Executive Officer. "In addition, we remain committed to the long-term strategy of building out our packaging platform, as evidenced by our acquisition of Taplast announced today. We have now taken two meaningful steps during 2019 to grow this core business by investing in two bolt-on acquisitions to increase our product breadth, geographic presence, and innovation and engineering capabilities."
"We are committed to allocating capital on a balanced basis, focusing on our highest return opportunities of organic investment, bolt-on acquisitions and share repurchases, all while maintaining a sound balance sheet. Our increased deployment of cash has been made possible by our excellent cash generation over the past couple of years. Throughout the remainder of 2019, we will continue to drive performance under the TriMas Business Model, better position our businesses and brands strategically to grow through innovation, and capitalize on market opportunities through operational excellence. Based on our encouraging start to the year and current expectations, we are reaffirming our full year 2019 sales, earnings per share and free cash flow guidance," Amato concluded.
Financial Position
TriMas ended first quarter 2019 with $84.4 million of cash, $369.3 million of cash and aggregate availability under its revolving credit facility, and a leverage ratio of 1.4x as defined in the Company's credit agreement. TriMas reported total debt of $293.9 million as of March 31, 2019, compared to $301.7 million as of March 31, 2018. In addition, the Company ended the quarter with Net Debt(2) of $209.5 million, a reduction of $55.5 million compared to $265.0 million as of March 31, 2018.

The Company reported net cash provided by operations of $8.1 million for first quarter 2019, compared to $16.2 million in first quarter 2018. The Company reported Free Cash Flow(3) of $2.6 million for first quarter 2019, compared to $14.4 million in first quarter 2018. As planned, first quarter 2019 Free Cash Flow was lower than the prior year, primarily due to the timing of capital expenditure investments, a federal tax refund received in first quarter 2018 that did not repeat in 2019, and slightly higher investment in working capital. The Company reaffirmed its 2019 Free Cash Flow(3) guidance of greater than 100% of net income. Please see Appendix I for further details.
First Quarter Segment Results
Packaging (Approximately 42% of TriMas March 31, 2019 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke® brand, develops and manufactures specialty dispensing and closure products for the health, beauty and home care, food and beverage, and industrial markets. Net sales for the first quarter increased 0.7% compared to the year ago period, as a result of higher sales of health, beauty and home care products related to new product introductions and continued growth in Asia, and incremental sales related to the acquisition of Plastic Srl. These increases were partially offset by a decrease in sales of food and beverage and industrial products, and the impact of unfavorable currency exchange. First quarter operating profit and the related margin percentage decreased, as a result of the impact of a less favorable product sales mix and higher costs related to the acquisition of Plastic Srl.
Aerospace (Approximately 18% of TriMas March 31, 2019 LTM sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems® and Mac Fasteners™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners to serve the aerospace market. Net sales for the first quarter increased 1.4% compared to the year ago period due to steady demand levels for fasteners. First quarter operating profit and the related margin percentage increased primarily due to improved production efficiencies and a more favorable product sales mix.
Specialty Products (Approximately 40% of TriMas March 31, 2019 LTM sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™, Lamons®, Arrow® Engine and Martinic Engineering™ brands, designs, manufactures and distributes highly-engineered steel cylinders, sealing and fastener products, wellhead engines and compression systems, and machined components for use within the industrial, petrochemical, oil and gas exploration and refining, and aerospace markets. First quarter net sales increased by 3.3% compared to the year ago period, with higher sales levels due to refocused commercial efforts and increased end market demand. First quarter operating profit increased primarily due to the higher sales levels. Adjusted operating profit and the related margin level declined as the impact of higher sales levels were more than offset by higher input costs.
2019 Modification to Reporting Segments
Effective with the first quarter of 2019, the Company reported its machined components operations, located in Stanton, California and Tolleson, Arizona, in the Specialty Products segment. These operations were previously reported in the Aerospace segment. Please see the 8-K, Exhibit 99.2, filed on February 28, 2019, for historical quarterly information related to this segment change.
Outlook
The Company reaffirms its full year 2019 outlook provided on February 28, 2019. The Company estimates that 2019 organic sales growth will be 3% to 5% compared to 2018. The Company expects full year 2019 diluted earnings per share range to be between $1.82 to $1.92 per share. In addition, the Company is targeting 2019 Free Cash Flow(3) to be greater than 100% of net income. All of the above amounts considered as 2019 guidance are after adjusting for any current or future amounts that may be considered Special Items, and do not include the impact of the Taplast acquisition announced today.
Conference Call Information
TriMas will host its first quarter 2019 earnings conference call today, Tuesday, April 30, 2019, at 10 a.m. ET. The call-in number is (855) 719-5012. Participants should request to be connected to the TriMas first quarter 2019 earnings conference call (Confirmation Code 4982233). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 4982233) beginning April 30, 2019 at 3 p.m. ET through May 7, 2019 at 3 p.m. ET.

Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, but not limited to, the impact of tariffs, quotas and surcharges; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)	The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.

(3)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

About TriMas
TriMas is a diversified global manufacturer and provider of products for customers in the consumer products, aerospace, industrial, petrochemical, and oil & gas end markets with approximately 4,000 dedicated employees in 16 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which operate in three segments: Packaging, Aerospace and Specialty Products. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	March 31, 2019	December 31, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$84,410	$108,150
Receivables, net	139,360	123,110
Inventories	179,170	173,120
Prepaid expenses and other current assets	7,020	7,430
Total current assets	409,960	411,810
Property and equipment, net	197,090	187,800
Operating lease right-of-use assets	38,190	—
Goodwill	325,520	316,650
Other intangibles, net	173,680	174,530
Deferred income taxes	380	1,080
Other assets	12,260	8,650
Total assets	$1,157,080	$1,100,520
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$90	$—
Accounts payable	96,720	93,430
Accrued liabilities	38,830	48,300
Operating lease liabilities, current portion	7,950	—
Total current liabilities	143,590	141,730
Long-term debt, net	293,840	293,560
Operating lease liabilities	30,680	—
Deferred income taxes	10,600	5,560
Other long-term liabilities	37,860	39,220
Total liabilities	516,570	480,070
Total shareholders' equity	640,510	620,450
Total liabilities and shareholders' equity	$1,157,080	$1,100,520

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2019	2018
Net sales	$221,290	$217,100
Cost of sales	(161,470)	(156,720)
Gross profit	59,820	60,380
Selling, general and administrative expenses	(33,970)	(25,170)
Operating profit	25,850	35,210
Other expense, net:
Interest expense	(3,440)	(3,700)
Other expense, net	(680)	(560)
Other expense, net	(4,120)	(4,260)
Income before income tax expense	21,730	30,950
Income tax expense	(2,640)	(6,630)
Net income	$19,090	$24,320
Basic earnings per share:
Net income per share	$0.42	$0.53
Weighted average common shares—basic	45,578,815	45,779,966
Diluted earnings per share:
Net income per share	$0.42	$0.53
Weighted average common shares—diluted	45,992,182	46,229,337

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$19,090	$24,320
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
(Gain) loss on dispositions of assets	50	(10)
Depreciation	6,230	6,330
Amortization of intangible assets	4,930	4,910
Amortization of debt issue costs	280	470
Deferred income taxes	2,300	5,010
Non-cash compensation expense	1,320	1,220
Increase in receivables	(11,490)	(16,160)
Increase in inventories	(4,770)	(840)
(Increase) decrease in prepaid expenses and other assets	(50)	5,330
Decrease in accounts payable and accrued liabilities	(10,010)	(15,140)
Other operating activities	200	800
Net cash provided by operating activities, net of acquisition impact	8,080	16,240
Cash Flows from Investing Activities:
Capital expenditures	(6,640)	(3,170)
Acquisition of businesses, net of cash acquired	(22,270)	—
Net proceeds from disposition of property and equipment	—	250
Net cash used for investing activities	(28,910)	(2,920)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	26,250	32,040
Repayments of borrowings on revolving credit facilities	(25,870)	(33,970)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,620)	(2,300)
Payments to purchase common stock	(670)	—
Net cash used for financing activities	(2,910)	(4,230)
Cash and Cash Equivalents:
Increase (decrease) for the period	(23,740)	9,090
At beginning of period	108,150	27,580
At end of period	$84,410	$36,670
Supplemental disclosure of cash flow information:
Cash paid for interest	$300	$470
Cash paid for taxes	$1,870	$970

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2019	2018
Packaging
Net sales	$88,840	$88,200
Operating profit	$17,640	$19,580
Special Items to consider in evaluating operating profit:
Purchase accounting costs	1,020	—
Adjusted operating profit	$18,660	$19,580

Aerospace
Net sales	$38,330	$37,790
Operating profit	$5,740	$4,590
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	440	—
Adjusted operating profit	$6,180	$4,590

Specialty Products
Net sales	$94,120	$91,110
Operating profit	$10,860	$10,140
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	1,030
Adjusted operating profit	$10,860	$11,170

Corporate Expenses
Operating profit (loss)	$(8,390)	$900
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	1,120	—
Reversal of legacy related party liability	—	(8,150)
Adjusted operating loss	$(7,270)	$(7,250)

Total Company
Net sales	$221,290	$217,100
Operating profit	$25,850	$35,210
Total Special Items to consider in evaluating operating profit	2,580	(7,120)
Adjusted operating profit	$28,430	$28,090

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,
	2019	2018
Net Income, as reported	$19,090	$24,320
Special Items to consider in evaluating quality of net income:
M&A diligence and transaction costs	1,120	—
Purchase accounting costs	1,020	—
Business restructuring and severance costs	440	1,210
Reversal of legacy related party liability	—	(8,150)
Income tax effect of Special Items(1)	(560)	1,650
Adjusted net income	$21,110	$19,030

	Three months ended March 31,
	2019	2018
Diluted earnings per share, as reported	$0.42	$0.53
Special Items to consider in evaluating quality of EPS:
M&A diligence and transaction costs	0.02	—
Purchase accounting costs	0.02	—
Business restructuring and severance costs	0.01	0.03
Reversal of legacy related party liability	—	(0.18)
Income tax effect of Special Items(1)	(0.01)	0.03
Adjusted diluted EPS	$0.46	$0.41
Weighted-average shares outstanding	45,992,182	46,229,337
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three month period ended March 31, 2019, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes. For the three month period ended March 31, 2018, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain of the Special Items being incurred in jurisdictions where no tax benefit could be recorded due to valuation allowance assessments.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended March 31,
	2019			2018
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$8,080	$1,130	$9,210	$16,240	$1,350	$17,590
Less: Capital expenditures	(6,640)	—	(6,640)	(3,170)	—	(3,170)
Free Cash Flow	1,440	1,130	2,570	13,070	1,350	14,420
Net Income	19,090	2,020	21,110	24,320	(5,290)	19,030
Free Cash Flow as a percentage of net income	8%		12%	54%		76%

	March 31, 2019	December 31, 2018	March 31, 2018
Current maturities, long-term debt	$90	$—	$—
Long-term debt, net	293,840	293,560	301,710
Total Debt	293,930	293,560	301,710
Less: Cash and cash equivalents	84,410	108,150	36,670
Net Debt	$209,520	$185,410	$265,040

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Net income, as reported	$19,090	$24,320	$78,070	$48,290
Depreciation expense	6,230	6,330	24,480	27,480
Amortization expense	4,930	4,910	19,460	19,840
Interest expense	3,440	3,700	13,650	14,550
Income tax expense	2,640	6,630	18,690	37,290
Non-cash compensation expense	1,320	1,220	7,270	6,530
Adjusted EBITDA, before Special Items	$37,650	$47,110	$161,620	$153,980
Adjusted EBITDA impact of Special Items	2,580	(7,120)	5,870	5,290
Adjusted EBITDA	$40,230	$39,990	$167,490	$159,270
Adjusted EBITDA as a percentage of net sales	18.2%	18.4%	19.0%	19.1%